SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     November 14, 2013

INNOTRAC CORPORATION
(Exact name of Registrant as Specified in its Charter)

Georgia	000-23741	58-1592285
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6465 East Johns Crossing Johns Creek, GA	30097
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (678) 584-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Merger and the Merger Agreement

On November 14, 2013, Innotrac Corporation, a Georgia corporation (“Innotrac”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), and Blue Eagle Acquisition Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Parent (“Purchaser”). Parent and Purchaser are affiliates of Sterling Partners (“Sterling”).

Upon the terms and subject to the conditions of the Merger Agreement, Purchaser is required to commence, as promptly as practicable, a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.10 per share, of Innotrac (the “Shares”) at a purchase price of $8.20 per share, in cash, subject to required withholding taxes and without interest (the “Offer Price”). Scott D. Dorfman, Innotrac’s Chairman, President, Chief Executive Officer and principal shareholder, and certain related parties have agreed not to tender Shares beneficially owned by them, as described below under “—Contribution and Support Agreement.” The Merger Agreement also provides that, following the completion of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into Innotrac, with Innotrac continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

Promptly following the expiration of the Offer, Purchaser will accept and promptly pay for each Share validly tendered, and not withdrawn, pursuant to, and subject to the satisfaction or waiver, as applicable, of conditions to the Offer set forth in the Merger Agreement. Purchaser’s obligation to accept for payment and pay for all Shares validly tendered pursuant to the Offer is subject to: (i) the condition that the number of Shares validly tendered and not withdrawn, when added to the Shares owned by Parent and Purchaser, including Shares to be contributed to Parent pursuant to the Support Agreement described below, would represent as of the expiration of the Offer, (a) a majority of the Shares outstanding on a fully-diluted basis, and (b) a majority of the Shares outstanding on a fully-diluted basis other than Shares beneficially owned by Mr. Dorfman; and (ii) the satisfaction or waiver of other customary closing conditions as set forth in the Merger Agreement, including obtaining certain third party consents, the absence of a material adverse change and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Neither the Offer nor the Merger is subject to any financing condition.

Innotrac has granted Purchaser an irrevocable option to purchase a number of newly issued Shares, at a price per share equal to the Offer Price, that, when added to the Shares already owned by Parent, Purchaser, and their affiliates at the time of such exercise, will constitute one Share more than 90% of the total number of Shares outstanding on a fully-diluted basis immediately following the issuance of Shares pursuant to this option (the “Top-Up Option”). The Top-Up Option is intended to expedite the completion of the Merger. If Innotrac acquires at least 90% of the outstanding Shares through the Offer, or collectively through the Offer and the Top-Up Option, the Merger will be completed through “short-form” procedures under Georgia law, which would not require Innotrac to hold a meeting of its shareholders to vote on the adoption and approval of the Merger Agreement.

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In the event that the Offer is not completed, or if after the Offer is completed Purchaser does not own at least 90% of the outstanding Shares (including after giving effect to the Top-Up Option), the Merger will only be consummated if the shareholders of Innotrac have adopted and approved the Merger Agreement at a meeting of shareholders. In the event a shareholder meeting is held, the Merger Agreement will be adopted and the Merger will be approved if (i) at least a majority of the outstanding Shares vote in favor of adopting the Merger Agreement and approving the Merger and (ii) at least a majority of the outstanding Shares (excluding all Shares beneficially owned by Mr. Dorfman) vote in favor of adopting the Merger Agreement and approving the Merger. In the event a shareholder meeting is required to complete the Merger, the consummation of the Merger will be subject to closing conditions similar to those for the Offer, except that there is an additional condition in such case that the number of Shares with respect to which shareholders have demanded statutory appraisal rights does not exceed 5% of the number of Shares outstanding as of the date of the Merger Agreement. In the Merger, whether completed pursuant to the “short form” procedures or after shareholder approval, each outstanding Share (other than (i) Shares owned by Parent, Purchaser, Innotrac or any subsidiary of Innotrac and (ii) Shares as to which dissenters rights have been perfected (and not waived, withdrawn or lost) in accordance with applicable law) will be converted into the right to receive cash in an amount equal to the Offer Price.

The Merger Agreement includes customary representations, warranties and covenants, including, among others, a covenant by Innotrac to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger. The Merger Agreement also contains customary termination provisions for both Innotrac and Parent and provides that, in connection with the termination of the Merger Agreement under certain circumstances, Innotrac is required to pay Parent a termination fee, as described in more detail below. In the event the Merger Agreement is terminated in accordance with its terms, the Support Agreement described below will also terminate, subject to certain continuing obligations in certain circumstances.

Under the Merger Agreement, Innotrac and its subsidiaries are generally prohibited from soliciting, encouraging or otherwise taking any actions which would reasonably be expected to result in a proposal that constitutes, an alternative acquisition proposal. Notwithstanding this limitation, if prior to the closing of the Offer or prior to obtaining shareholder approval, as applicable, Innotrac’s board of directors (the “Board”) receives a bona fide alternative proposal, Innotrac may provide information in response to such alternative acquisition proposal, subject to the limitations and requirements set forth in the Merger Agreement, including that, prior to taking any such actions, (i) the Board has determined in good faith that such alternative proposal is, or is reasonably likely to lead to, a “superior proposal” as defined in the Merger Agreement, and (ii) the Board has determined that the failure to take such action is inconsistent with the directors’ fiduciary duties. Innotrac is required to promptly notify Parent after Innotrac’s receipt of any such alternative proposal and keep Parent reasonably informed of the status of such proposal. Furthermore, the Board is not permitted to change its recommendation to the shareholders in favor of the Offer and the Merger other than in limited, specified circumstances, including when the Board determines in good faith that (i) failure to take such action is inconsistent with the directors’ fiduciary duties and that an alternative proposal constitutes a superior proposal (but subject to Innotrac and the Board following the procedures set forth in the Merger Agreement, including that Innotrac has notified Parent and negotiated in good faith with Parent to enable the revision of the Merger Agreement such that the alternative proposal would no longer constitute a superior proposal), or (ii) such change is reasonably required to comply with its fiduciary duties in response to certain material developments constituting “intervening events” as defined in the Merger Agreement (again subject to procedures requiring Innotrac to notify Parent and engage in negotiations with Parent to amend the Merger Agreement in a manner that obviates the need for the Board to change its recommendation).

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In connection with the termination of the Merger Agreement under specified circumstances, including in connection with an adverse recommendation change by the Board or in the event Innotrac enters into an agreement in respect of a superior proposal, Innotrac would be required to pay a termination fee of $4,344,505 (the “Termination Fee”). Innotrac is also required to pay the reasonable expenses of Parent, Purchaser and their affiliates incurred in connection with the transaction, up to $1,500,000, under certain circumstances; provided, that, if the Termination Fee is subsequently paid, the Termination Fee will be reduced by the amount of any such expense reimbursement.

A special committee of the Board comprised solely of independent directors (the “Special Committee”) unanimously recommended that the Board, among other things, determine that it is in the best interests of Innotrac and its shareholders, including its unaffiliated shareholders, and declare it advisable, to enter into the Merger Agreement, approve the execution, delivery and performance by Innotrac of the Merger Agreement and recommend that the shareholders tender in the Offer, and, if applicable, vote their Shares in favor of adopting the Merger Agreement and approving the Merger. The Board accepted the Special Committee’s recommendations, and unanimously (other than Mr. Dorfman, who abstained) approved the Merger Agreement and the transactions contemplated therein.

The Merger Agreement has been attached to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about Innotrac, Parent or Purchaser. The foregoing description of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. In particular, the representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, and may be intended not as statements of fact, but rather as a way of allocating risk between Innotrac, Parent and Purchaser if those statements prove to be inaccurate. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure schedules provided by Innotrac in connection with the signing of the Merger Agreement. The schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Innotrac, Parent and Purchaser that may be different from those which are applicable to Innotrac’s shareholders. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Innotrac, Parent or Purchaser.

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Equity Commitment Letter

In connection with the Merger Agreement, another Sterling affiliate, Sterling Capital Partners IV, L.P. (the “Guarantor”), delivered to Parent and Innotrac a letter dated November 14, 2013 (the “Commitment Letter”) in which the Guarantor committed, subject to the conditions set forth therein, to purchase equity securities of Parent in an aggregate amount of $119 million to allow Parent to pay in full all amounts required to be paid by Parent and Purchaser in connection with the consummation of the Merger. The Guarantor also irrevocably and unconditionally guaranteed the performance of Parent and Purchaser of the terms and provisions of the Merger Agreement in the Commitment Letter. Either Parent or Innotrac may enforce the Commitment Letter against the Guarantor.

The foregoing description of the material terms of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, which is filed as Exhibit 2.2 to this Current Report on Form 8-K, and is incorporated by reference herein.

IPOF Fund Support Agreement

On November 14, 2013, Innotrac and the Parent entered into a Support Agreement (the “IPOF Agreement”) with the court appointed receiver (the “Receiver”) for all assets of any kind of IPOF L.P., IPOF Fund, and IPOF Fund II, L.P. The IPOF Agreement provides that, upon the terms and subject to the conditions set forth in the IPOF Agreement, the Receiver shall tender the shares owned by the IPOF Fund in the Offer and thereby receive the Offer Price from the Purchaser in the Offer. The IPOF Fund holds 4,321,771 Shares, or approximately 32.6% of the Shares currently outstanding. The IPOF Agreement also requires the Receiver to file a motion with the court requesting that the court (i) grant conditional and final approval of the IPOF Agreement, (ii) grant conditional and final approval of the sale of the Shares owned by the IPOF Fund, and (iii) issue a Bar Order pursuant to which all other participants in any litigation involving the IPOF Fund are barred from pursuing any claims against Innotrac or any of its affiliates.

The IPOF Agreement will only be effective if the court overseeing the IPOF Fund receivership approves the IPOF Agreement and the sale of the Shares owned by the IPOF Fund pursuant to the Merger Agreement, and the IPOF Agreement will terminate if the Merger Agreement terminates or if the Board no longer recommends the Merger to the shareholders.

The foregoing description of the material terms of the IPOF Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the IPOF Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

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Contribution and Support Agreement

Also on November 14, 2013, in connection with the Merger Agreement, Scott D. Dorfman, Innotrac’s Chairman, President and Chief Executive Officer and principal shareholder, together with individuals and entities related to Mr. Dorfman, entered into a Contribution and Support Agreement (the “Support Agreement”) with Parent. Pursuant to the Support Agreement, upon the terms and subject to the conditions set forth therein, Mr. Dorfman and certain related investors have agreed to contribute Shares constituting approximately 44.1% of the outstanding Shares in exchange for equity interests in Parent. Immediately following the Merger, Mr. Dorfman and such related investors have agreed to sell to one or more affiliates of Parent a portion of the equity interests in Parent acquired pursuant to the Support Agreement at the Offer Price. As a result of, and following, the foregoing transactions, it is expected that Mr. Dorfman and the related investors will own approximately 19.5% of the fully-diluted equity interests of Parent following the Merger.

Pursuant to the Support Agreement, Mr. Dorfman and the related investors have agreed not to tender Shares in the Offer, and are required to vote all of their Shares in favor of the approval of the Merger Agreement and the Merger, and to support actions necessary to consummate the Merger. Additionally, the Support Agreement prohibits Mr. Dorfman and the related investors from soliciting or knowingly facilitating inquiries or proposals relating to alternative business combination transactions.

The Support Agreement will terminate upon certain circumstances, including termination by its terms of the Merger Agreement; however certain support obligations of the investors continue for eighteen months following the termination of the Merger Agreement in connection with a Board recommendation change in response to an “intervening event,” as described above under “—The Merger and the Merger Agreement.”

The foregoing description of the material terms of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated by reference herein.

Subscription and Support Agreements

On November 14, 2013, two Innotrac executive officers—Robert J. Toner, Senior Vice President and Chief Operating Officer and Larry C. Hanger, Senior Vice President for Client Services—entered into subscription and support agreements with Parent pursuant to which they have agreed to invest 25% of the after-tax proceeds they receive as a result of the Merger into Parent equity securities. It is expected that these investments will result in Messrs. Toner and Hanger each acquiring less than one percent of the fully-diluted equity interests of Parent as of the closing of the Merger. In addition, they have agreed not to tender their Shares in the Offer, and to vote their Shares in favor of the Merger at any shareholder meeting. The foregoing description of the material terms of the subscription and support agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of subscription and support agreement, which is filed as Exhibit 10.9 to this Current Report on Form 8-K, and is incorporated by reference herein.

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Airplane Lease

On November 14, 2013, Innotrac entered into an amended and restated aircraft lease with an affiliate of Mr. Dorfman, to be effective upon the consummation of the Merger (the “Airplane Lease”). The Airplane Lease provides for a “dry” lease by Innotrac of an airplane owned by Mr. Dorfman’s affiliate at an annual rent of $360,000, subject to an annual 2.5% increase during the term. The Airplane Lease expires on August 31, 2022 unless terminated earlier. The foregoing description of the material terms of the Airplane Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Airplane Lease, which is filed as Exhibit 10.3 to this Current Report on Form 8-K, and is incorporated by reference herein.

Additional Information About This Transaction

The Offer discussed above has not yet been commenced. This Current Report is neither an offer to purchase nor a solicitation of an offer to sell Shares of Innotrac. At the time the Offer is commenced, Parent, Purchaser and/or other affiliates of Sterling will file a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the Offer, and Innotrac will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer and, if necessary, a proxy statement regarding the subsequent Merger, in each case with the Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with the Schedule TO.

Investors and shareholders of INNOTRAC are ADVISED to read the tender offer statement and related materials (including the offer to purchase and letter of transmittal), the related solicitation/recommendation statement AND, IF NECESSARY, THE PROXY STATEMENT AND RELATED MATERIALS, as they may be amended and/or supplemented from time to time, when they become available, because they will contain important information that should be read prior to making a decision to tender OR VOTE SHARES. Investors will be able to obtain a free copy of these documents (when they become available) and other documents filed by Innotrac and Sterling’s affiliates with the SEC at the website maintained by the SEC at www.sec.gov. Copies of these documents can also be obtained, without charge, by directing a request to Innotrac Corporation, 6465 East Johns Crossing Suite 400, Johns Creek, Georgia 30097, Attn.: Secretary.

Innotrac and the Sterling affiliates involved in the transaction and their respective directors and executive officers and other members of management and employees may be deemed to be participating in the solicitation of proxies in respect of any future Merger subject to shareholder vote. Information regarding Innotrac’s directors and executive officers is available in Innotrac’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012 filed with the SEC on March 30, 2013, and in its proxy statement for its 2013 annual meeting of shareholders filed on April 29, 2013. Additional information regarding the interests of such potential participants will be included in the proxy statement relating to the Merger and the other relevant documents filed with the SEC when they become available.

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Cautionary Note for Forward-Looking Statements

Statements in this Current Report, including the exhibits hereto, regarding the proposed transaction between affiliates of Sterling and Innotrac, the expected timetable for completing the transaction, the potential benefits of the transaction, and other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements. Innotrac has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. Innotrac cautions that a number of risks, uncertainties and other important factors could cause actual developments relating to the Merger and related transactions and Innotrac’s results, performance and achievements to differ materially from the expectations expressed in, or implied by, the forward-looking statements, including, without limitation, uncertainties as to the timing of the Offer and Merger; uncertainties as to how many Innotrac shareholders will tender their Shares in the Offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; any conditions imposed by governmental or regulatory authorities in connection with consummation of the tender offer and the merger; satisfaction of various other conditions to the completion of the Offer and the Merger contemplated by the Merger Agreement, including the condition related to obtaining certain third party consents; the risk that affiliates of Sterling will not perform their obligations under the Merger Agreement; and the risk factors set forth from time to time in Innotrac’s SEC filings, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, Innotrac undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

ITEM 5.02       DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 14, 2013, Messrs. Dorfman, Toner and Hanger and the following additional executive officers of Innotrac—Stephen G. Keaveney, Chief Financial Officer and Corporate Secretary, and Edgar L. Ringer, Senior Vice President and Chief Information Officer—entered in employment agreements with Innotrac, which will be effective upon the consummation of the Merger (the “Employment Agreements”). These agreements, which were approved by the Compensation Committee of the Board, replace any previous employment agreements such executives had with Innotrac. The Employment Agreements provide for the following initial base salaries: $426,950 (Mr. Dorfman), $300,000 (Mr. Toner), $236,950 (Mr. Hanger), $250,000 (Mr. Keaveney), and $215,000 (Mr. Ringer); standard employee benefits; customer and employee non-solicitation covenants with a post termination period of 24 months; and non-compete covenants with a post termination period of 24 months in the case of Mr. Dorfman, and 12 months in the case of the other executives. The Employment Agreements also provide for establishment of an incentive bonus plan, but do not specify bonus opportunity amounts.

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The Employment Agreements provide for “at will” employment, but upon termination without “cause” or a resignation for a “good reason,” (both as defined in the Employment Agreements) the executives will be entitled to severance compensation including salary continuation and continuation of health and welfare benefit during their respective severance period (18 months for Mr. Dorfman, six months for Mr. Ringer and nine months for the remaining executives).

Pursuant to the Employment Agreements, the executives other than Mr. Dorfman have been offered options to acquire equity securities of Parent, subject to a four year vesting schedule, in amounts equal to 2.0%, 1.25%, 1.25%, and 0.5% of the fully-diluted outstanding equity of Parent as of the effective time of the Merger, for Messrs. Toner, Hanger, Keaveney and Ringer, respectively. Any unvested options will be forfeited upon a termination of employment for any reason, and all vested and unvested options will be subject to forfeiture and cancellation upon a termination for cause.

Mr. Dorfman’s Employment Agreement additionally provides him with use of a company car and reimbursement of annual dining club dues.

In addition, on November 14, 2013, the Compensation Committee approved a discretionary transaction success cash bonus for Mr. Keaveney. While the bonus is discretionary, the guidelines for the bonus indicate that for a transaction where the merger consideration is between $100-$120 million the bonuses should be $200,000.

The foregoing description of the material terms of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibits 10.4 (Mr. Dorfman), 10.5 (Mr. Toner), 10.6 (Mr. Hanger), 10.7 (Mr. Keaveney), and 10.8 (Mr. Ringer) to this Current Report on Form 8-K, and are incorporated by reference herein.

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ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated November 14, 2013 among Blue Eagle Holdings, L.P., Blue Eagle Acquisition Sub, Inc. and Innotrac Corporation

2.2	Equity Commitment Letter of Sterling Capital Partners IV, L.P. dated November 14, 2013

10.1	Support Agreement, dated November 14, 2013, between Innotrac Corporation, Mark E. Dottore, as the Court appointed receiver for all assets of any kind of IPOF L.P., IPOF Fund, and IPOF Fund II, L.P. and Blue Eagle Holdings, L.P.

10.2	Contribution and Support Agreement, dated November 14, 2013, between Blue Eagle Holdings, L.P., Scott D. Dorfman and the Other Investors Named Therein

10.3	Amended and Restated Aircraft Lease by and between SDD Holdings, Inc. and Innotrac Corporation dated November 14, 2013

10.4	Amended and Restated Employment Agreement dated November 14, 2013 between Innotrac Corporation and Scott D. Dorfman

10.5	Amended and Restated Employment Agreement dated November 14, 2013 between Innotrac Corporation and Robert J. Toner

10.6	Amended and Restated Employment Agreement dated November 14, 2013 between Innotrac Corporation and Larry C. Hanger

10.7	Employment Agreement dated November 14, 2013 between Innotrac Corporation and Stephen G. Keaveney

10.8	Employment Agreement dated November 14, 2013 between Innotrac Corporation and Edgar L. Ringer

10.9	Form of Subscription and Support Agreement, dated November 14, 2013, between Blue Eagle Holdings, L.P. and the Investor Named Therein

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOTRAC CORPORATION

Dated: November 15, 2013	By:	/s/ Stephen G. Keaveney
Stephen G. Keaveney
Chief Financial Officer and Secretary

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